Exhibit 10.1

FIRST AMENDMENT TO DIRECTOR COMPENSATION AGREEMENT

This FIRST AMENDMENT TO DIRECTOR COMPENSATION AGREEMENT is made and entered into as of November 3, 2015 by and among Eagle Bancorp, Inc., a Maryland corporation (“Bancorp”), EagleBank, a Maryland chartered commercial bank and the wholly owned subsidiary of Bancorp (“Bank”) and David P. Summers (“Summers”).

RECITALS:

R-1. Summers serves on the board of directors of Bancorp and Bank.

R-2. Bancorp, Bank and Summers are parties to that certain Director Compensation Agreement dated as of October 31, 2014 (the “Agreement”).

R-3. Summers informed Bancorp and Bank on November 2, 2015 that he intends to resign as a member of the respective boards of directors (collectively, the “Boards”), effective December 31, 2015 (the “Resignation Date”).

R-4. The parties desire to have the Agreement terminate as of the Resignation Date.

AGREEMENT

NOW, THEREFORE, for Ten Dollars ($10.00) and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged the parties hereto agree as follows:

1.              Bancorp and Bank accept Summers’ resignations from the Boards, effective on the Resignation Date. Summers acknowledges and agrees that he did not resign as a result of any dispute with the Chairman or Vice Chairman of either Board or with Bancorp or Bank management over its operations, policies or practices.

2.              The Agreement shall terminate as of the Resignation Date. Any compensation that accrues on or prior to the Resignation Date but is payable after such date shall be paid to Summers in the ordinary course. Notwithstanding such termination, Summers shall remain obligated with respect to the provisions of the Agreement that survive termination, including but not limited to the confidentiality, nondisparagement and cooperation provisions thereof. Since compensation will cease as of the Resignation Date, the Non-Competition provisions of the Agreement shall not apply after the Resignation Date.

3.              Bancorp reserves the right, but not the obligation, to award one or more bonuses, in cash or in equity, to Summers after the Resignation Date with respect to his service in 2015 on the Boards.

4.              Nothing herein affects Summers’ independent obligations under that certain Non-Competition, Non-Solicitation and Non-Disparagement Agreement delivered by Summers in connection with the merger of Virginia Heritage Bank into Bank, dated as of June 9, 2014.

5.              This Agreement shall be binding up on and inure to the benefit of Bancorp and Bank, Summers, and their respective heirs, executors, successors and assigns.

IN WITNESS WHEREOF, the parties have signed this Amendment as of the date first above written.

EAGLE BANCORP, INC.

By:	/s/ Ronald D. Paul
Ronald D. Paul, Chairman and CEO

EAGLEBANK

By:	/s/ Ronald D. Paul
Ronald D. Paul, Chairman and CEO

/s/ David P. Summers
David P. Summers